Exhibit 99.1


[LETTERHEAD OF CALYPTE BIOMEDICAL]                                  NEWS RELEASE

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5000 Hopyard Road  o  Pleasanton, CA  94588
www.calypte.com

                                               Investor Relations Contact:
                                               Tim Clemensen,
                                               Rubenstein Investor Relations
                                               Phone: 212-843-9337
                                               Email:tclemensen@rubensteinir.com


              CALYPTE BIOMEDICAL ANNOUNCES BOARD MEMBER RESIGNATION


PLEASANTON, CA - JULY 1, 2004 - CALYPTE BIOMEDICAL CORPORATION (OTCBB: CYPT), announced today that, after 8 years of service and with much regret, Zafar I. Randawa, Ph.D. resigned as a member of its Board of Directors effective June 30, 2004. Dr. Randawa cited personal reasons and time constraints as the reason for his resignation.

Anthony J. Cataldo, Calypte's Chairman commented, "We thank Dr. Randawa for his dedicated service as a member of Calypte's Board of Directors since December 1996 and wish him well in his many other pursuits. We have benefited greatly from his scientific expertise as chairman of the Board's Technology Committee. Dr. Randawa has been fully supportive of the Company and has helped significantly in our efforts to promote our business worldwide, especially in Japan."

Dr. Randawa is the Senior Director of R&D Alliances for Otsuka Maryland Medicinal Laboratories LLC, a subsidiary of Otsuka Pharmaceutical Co. Ltd., Japan. Under an evergreen relationship, Otsuka Pharmaceutical has exclusive distribution rights to Calypte's urine HIV-1 EIA products in Japan. Mr. Cataldo continued, "Although we will no longer have a representative of Otsuka on our Board of Directors, Calypte believes that it will be able to maintain its positive relationship with Otsuka."

As a result of Dr. Randawa's resignation, Calypte has re-sized its Board of Directors to five members and Dr. Richard George, the Company's President and Chief Executive Officer, has agreed to assume the role of chairman of the Technology Committee.

ABOUT CALYPTE BIOMEDICAL:

Calypte Biomedical Corporation, headquartered in Pleasanton, California, is a public healthcare company dedicated to the development and commercialization of in vitro diagnostic tests, primarily for the detection of antibodies to Human Immunodeficiency Virus (HIV), and other sexually transmitted and infectious diseases. Calypte's currently marketed laboratory-based tests include an enzyme immunoassay (EIA) HIV-1 antibody screening test and an HIV-1 antibody western blot supplemental test, the only two FDA-approved HIV-1 antibody tests for use on urine samples, as well as an FDA-approved serum HIV-1 antibody western blot supplemental test. Calypte is actively engaged in developing new test products for the rapid detection of HIV and other infectious diseases. Calypte believes that there is a significant need for rapid detection of such diseases globally


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to control their proliferation, particularly in lesser-developed countries, which lack the medical infrastructure to support laboratory-based testing. Calypte believes that testing for HIV and other infectious diseases may make important contributions to public health.

Statements in this press release that are not historical facts are forward-looking statements within the meaning of the Securities Act of 1933, as amended. Those statements include statements regarding the intent, belief or current expectations of the Company and its management. Such statements reflect management's current views, are based on certain assumptions and involve risks and uncertainties. Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to, the Company's ability to obtain additional financing and access funds from its existing financing arrangements that will allow it to continue its current and future operations and whether demand for its test products in domestic and international markets will continue to expand. The Company undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in the Company's expectations with regard to these forward-looking statements or the occurrence of unanticipated events. Factors that may impact the Company's success are more fully disclosed in the Company's most recent public filings with the U.S. Securities and Exchange Commission ("SEC"), including its annual report on Form 10-KSB for the year ended December 31, 2003 and its subsequent filings with the SEC.